PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

April 15, 2021

The Board of Trustees of The Prudential Series Fund

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waivers for The Prudential Series Fund

Dear Trustees:

PGIM Investments LLC (the "Manager") hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fee as more particularly described and set forth for the Portfolio of The Prudential Series Fund (the “Trust”), as listed on Exhibit A attached hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title:    Senior Vice President

Exhibit A

PSF Global Portfolio: The Manager has contractually agreed to waive 0.0363% of its investment management fee through June 30, 2022. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.

PSF PGIM High Yield Bond Portfolio: The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 0.57% of the Portfolio’s average daily net assets through June 30, 2022. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.

PSF Natural Resources Portfolio: The Manager has contractually agreed to waive 0.008% of its investment management fee through June 30, 2022. This arrangement may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.

PSF International Growth Portfolio: The Manager has contractually agreed to waive 0.019% of its investment management fee through June 30, 2022. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee plus other expenses (exclusive of certain expenses as described more fully in the Trust’s Statement of Additional Information) do not exceed 1.01% of the Portfolio’s average daily net assets through June 30, 2022.  Where applicable, the Manager agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives such expenses on any other share class. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. These arrangements may not be terminated or modified without the prior approval of the Trust’s Board of Trustees.